UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 28, 2005

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On September 28, 2005, we entered into an employment transition and separation agreement with David H. Courtney, our Chief Financial Officer and Executive Vice President, Group Executive, Corporate Products & Services Group. Mr. Courtney has resigned from his employment with TiVo effective as of April 15, 2006. Once Mr. Courtney is no longer an officer of the Company, he shall also resign from his position as a member of our board of directors, unless the nominating committee of our board of directors decides otherwise in accordance with our corporate governance guidelines.

During the transition period commencing September 28, 2005 and ending on April 15, 2006 or such earlier date as the company determines, Mr. Courtney will perform his existing duties, as well as assist and cooperate with the company in identifying and recruiting internal and external candidates to assume some or all of his current duties and responsibilities. During the transition period, Mr. Courtney will receive his current base salary, and remain eligible to participate in all standard employee benefit plans and programs. Mr. Courtney will also receive his second half fiscal 2006 executive bonus compensation based on achievement of deliverables under the plan to be paid at the same time as to other executives, and will receive a grant of fully-vested restricted stock equal to $70,500, which represents the matching of Mr. Courtney’s first half fiscal 2006 executive bonus, on the earlier of April 15, 2006 or when the other executives receive their restricted stock grants. Mr. Courtney’s unexercised stock awards will continue to vest and be exercisable during the transition period, pursuant to the terms of our equity plans and the award agreements applicable to his awards.

Within ten days of his resignation on April 15, 2005, Mr. Courtney will receive the following lump sum severance payments: $300,000 representing 12 months of base salary, $50,000, representing his fiscal 2006 individual bonus target, and $112,500 representing nine months of fiscal 2007 target bonus compensation. As of the resignation date, Mr. Courtney will receive 12 months of accelerated vesting on all unvested outstanding stock awards. Mr. Courtney’s rights to exercise any outstanding and vested stock awards following his resignation will be governed by our equity plans and the award agreements applicable to his awards, except that Mr. Courtney will have through December 31, 2006 to exercise the awards which were accelerated as described above.

Pursuant to the agreement, we will reimburse the cost of Mr. Courtney’s continued participation in the Company’s standard employee benefit plans for up to 12 months following his resignation. We have agreed to continue to indemnify Mr. Courtney against all claims related to actions arising prior to his termination and will use our best efforts to continue to include past officers and directors in our Directors and Officers Liability insurance, both for so long as Mr. Courtney is subject to any possible claim. We have also agreed to pay Mr. Courtney an aggregate of $18,750 within ten days of his resignation, and another $18,750 following April 15, 2006, for execution of the employment transition and separation agreement by September 28, 2005 and satisfaction of certain other conditions, and have agreed to reimburse Mr. Courtney up to $10,000 for legal expenses incurred in the negotiation of the agreement. Mr. Courtney’s receipt of these severance benefits is conditioned upon his execution of a release.

The foregoing description of the employment transition and separation agreement with Mr. Courtney is qualified in its entirety by reference to the provisions of the agreement that will be filed as an exhibit with our Form 10-Q for the quarter ending October 31, 2005.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) The information required by this Item is set forth above under Item 1.01 and is incorporated herein by reference.

ITEM 7.01. Regulation FD Disclosure.

On September 30, 2005, Brodie Keast, our Executive Vice President & General Manager, Consumer Division, informed us that he will resign from the company effective October 7, 2005 to accept a job with another company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: September 30, 2005	By:	/s/ MATTHEW ZINN
Matthew Zinn
Vice President, General Counsel, Corporate Secretary, and Chief Privacy Officer